EXHIBIT 5.h

                                 [PFL LIFE LOGO]
                           PFL LIFE INSURANCE COMPANY
    Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

                                 A Stock Company
                  (Hereafter called the Company, we, our or us)

                              MONTHLY BENEFIT RIDER

This extra benefit rider, attached to and made a part of the policy, provides as described below, a monthly benefit to the beneficiary upon due proof of the Insured's death.

We agree to provide a monthly benefit to the beneficiary when we receive due proof at our home office of the following:

1. That the Insured's death occurred while this rider was in force.
2. That the Insured's death occurred before the termination date of this rider as stated in the Termination provision.

INSURED
The Insured is the person shown as the insured on page 3.

EXPIRY DATE
The expiry date is the earliest of: (a) the rider anniversary following the Insured's 65th birthday; or (b) the rider anniversary 20 years after the rider date.

AMOUNT OF INSURANCE
The amount of monthly benefit payable under this rider as shown on page 3. This amount will be payable in addition to the proceeds payable under the policy. The monthly benefit payments will cease on the expiry date.

NON-PARTICIPATION
This rider will not share in our surplus earnings. No guaranteed values under the policy shall be increased by reason of this rider.

PAYMENT TO EXECUTORS
If the beneficiary dies after the death of the insured, the then commuted value of the entire amount remaining unpaid under this rider will be payable to the executors, administrators or assignees of the beneficiary. The commuted values are shown in the Table of Commuted Values in this rider.

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THE CONTRACT
In this rider, "policy" means the policy to which this rider is attached. In this rider, "page 3" means the page 3 of the policy.

This rider is issued in consideration of the application and the payment of premiums as provided. The amount of premium and the premium-paying period for this rider are shown on page 3.

If a waiver of premiums rider is attached to the policy, that rider will also apply to this rider.

This rider is part of the policy. All provisions of the policy which are not inconsistent with the provisions of this rider apply to this rider.

RIDER DATE
Rider months, years and anniversaries are measured from the rider date. The rider date is the Policy Date unless a different rider date is shown in the policy or in an endorsement to the policy or this rider.

INCONTESTABILITY
This rider is subject to the incontestability provisions of the policy. However, the contestable period for this rider shall be measured from the rider date.

TERMINATION
This rider will terminate on the earliest of the following dates:

1.  The expiry date of this rider.
2.  The date the policy terminates.
3.  The date of death of the Insured.
4.  The date a Nonforfeiture Option under the policy, if any, becomes effective.

Our acceptance of a premium for any period after the date of termination of this rider shall create no liability for us; nor will it constitute a wavier of the termination unless we expressly agree to it in writing. Any such premium which has been accepted by us will be refunded.

You may terminate this rider by written request.

REINSTATEMENT
This rider may be reinstated upon presentation of evidence of insurability satisfactory to us and payment of all past due premiums with interest as provided by the policy, provided that, in accordance with its terms, the policy is reinstated at the time of reinstatement of the rider.

COMMUTATION
Any commutation of payments to be made under this rider shall be at any interest rate of 3% per year.


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

EXCESS INTEREST
The monthly benefit amount provided by this rider may be increased by such share of interest in excess of 3% per year, computed on the amount payable hereunder remaining with us, as may be declared by us.

                            TABLE OF COMMUTED VALUES
          (AT POLICY ANNIVERSARY DATE FOR EACH $10 OF MONTHLY BENEFIT)

              YEARS TO EXPIRY                     COMMUTED VALUE

                    20                               $1815
                    19                                1746
                    18                                1678
                    17                                1606
                    16                                1532
                    15                                1456
                    14                                1378
                    13                                1297
                    12                                1214
                    11                                1129
                    10                                1041
                     9                                 950
                     8                                 857
                     7                                 760
                     6                                 661
                     5                                 559
                     4                                 454
                     3                                 345
                     2                                 234
                     1                                 119



                        Signed for us at our home office.

           [SIGNATURE]                              [SIGNATURE]
            SECRETARY                                PRESIDENT


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